UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 10, 2013

OCERA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of		Identification No.)
incorporation)

12651 High Bluff Drive, Suite 230
San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 436-3900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2013, we entered into a sublease (the “Sublease”) with Skyline Management, LLC, as sublandlord (“Skyline”) for approximately 761 square feet of space in a building located at 525 University Avenue in Palo Alto, California (the “Premises”).  The Premises are a portion of the space currently leased by Skyline pursuant to a Lease (the “Master Lease”) by and between Skyline, as tenant, and NVP Associates, LLC, as landlord (“NVP”).  We intend to use the Premises as our corporate headquarters.

The term of the Sublease will commence on the earlier of October 10, 2013 or the date we take possession of the Premises, and will end on May 31, 2015 (the “Expiration Date”).  Either we or NVP may terminate the Sublease prior to the Expiration Date upon four months’ written notice.

The monthly base rent for the Premises under the Sublease will be equal to the base rent per square foot payable by Skyline pursuant to the Master Lease, which is expected to equal $4.81 per square foot for the remainder of 2013 and $6.30 per square foot beginning on January 1, 2014, multiplied by the square footage of the Premises.  If the base rent under the Master Lease increases at any time, the base rent payable under the Sublease will increase in a proportionate amount.  In addition, we will pay a portion of Skyline’s share of operating expenses and any other charges, costs or expenses payable under the Master Lease to the extent applicable to the Premises.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Sublease is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 16, 2013	Ocera Therapeutics, Inc.

	By:	/s/ Linda S. Grais, M.D.
	Name:	Linda S. Grais, M.D.
	Title:	President and Chief Executive Officer